Exhibit 5.1

September 25, 2015

Pioneer Power Solutions, Inc.

400 Kelby Street, 12th Floor

Fort Lee, New Jersey 07024

Ladies and Gentlemen:

We have acted as counsel for Pioneer Power Solutions, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) of the Company’s prospectus supplement, dated September 25, 2015 (the “Prospectus Supplement”), forming part of the registration statement on Form S-3, Registration No. 333-194647, as filed by the Company with the Commission on March 18, 2014, as thereafter declared effective on May 9, 2014 (the “Registration Statement”). The Prospectus Supplement relates to the proposed sale of up to 1,125,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and up to an additional 168,750 shares of Common Stock subject to the underwriters’ over-allotment option to purchase additional shares (the “Option Shares” and together with the Firm Shares, the “Shares”) pursuant to that certain Underwriting Agreement, dated September 25, 2015 (the “Underwriting Agreement”), by and among the Company, Roth Capital Partners, LLC and Monarch Capital Group, LLC.

For purposes of the opinions we express below, we have examined originals, or copies certified or otherwise identified, of (i) the Certificate of Incorporation and Bylaws of the Company, each as amended as of the date hereof, (ii) certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company related to the filing of the Prospectus Supplement, the authorization and issuance of the Shares and related matters, (iii) the Registration Statement and all exhibits thereto, (iv) the Prospectus Supplement and the base prospectus, dated May 9, 2014, included in the Registration Statement (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), (v) the Underwriting Agreement, (vi) the specimen Common Stock certificate, (vii) a certificate executed by an officer of the Company, dated as of the date hereof, and (viii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein. As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

Pioneer Power Solutions, Inc.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreement or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect.

We have also assumed that, at the time of the issuance of the Shares, (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will remain effective, (ii) no stop order of the Commission preventing or suspending the use of the Prospectus will have been issued, (iii) the Prospectus will have been delivered to the purchaser of the Shares as required in accordance with applicable law, (iv) the resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company referred to above will not have been modified or rescinded, (v) the Company will receive consideration for the issuance of the Shares that is at least equal to the par value of the Common Stock, and (vi) the Underwriting Agreement will have been duly authorized and validly executed and delivered by the parties thereto and will be enforceable obligations of the parties thereto.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon payment and delivery in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission and to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

HAYNES AND BOONE, LLP